Exhibit 10.42

THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT

TERMS AND CONDITIONS FOR SECTION 16 OFFICER

1.
These Terms and Conditions, including the attached Appendix, form part of your Stock Option Agreement (the “Agreement”) pursuant to which you have been granted a Nonqualified Stock Option (“Stock Option”) under The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”). The terms of the Plan are hereby incorporated in this Agreement by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.
2.
The number of common shares of The Western Union Company (the “Company”) subject to the Stock Option, the grant date of the Stock Option and the option exercise price are all specified in the attached Award Notice (which forms part of the Agreement).
3.
Subject to the other provisions of this Agreement and the terms of the Plan, you will “vest” in, or have the right to exercise, this Stock Option as follows:
(a)
On or after the first anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to one-fourth (25%) of the total number of shares covered hereby;
(b)
On or after the second anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to one-half (50%) of the total number of shares covered hereby;
(c)
On or after the third anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to three-fourths (75%) of the total number of shares covered hereby;
(d)
On or after the fourth anniversary (the date of “Full Vesting” of this Award) and until the tenth anniversary of the grant date, you may exercise this Stock Option with respect to the total number of shares covered hereby;
(e)
No part of this Stock Option may be exercised after the tenth anniversary of the grant date listed in the Award Notice; and
(f)
In the event of a Change in Control prior to the Full Vesting of this Award and the Stock Option is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board as constituted prior to the Change in Control, with appropriate adjustments to the number and kind of shares subject to this Stock Option, that preserve the value of the shares subject to this Stock Option and other material terms and conditions of this Stock Option as in effect immediately prior to the Change in Control), then this Stock Option shall immediately become fully vested and exercisable, effective on the date of the Change in Control, and may thereafter be exercised by you (or your legal representative or similar person) until the dates specified in paragraph 5 or, if earlier, the expiration date of the term of this Stock Option.

This option may not be exercised for a fraction of a share of Common Stock.

Notwithstanding the foregoing provisions in this paragraph 3, you will forfeit all rights to this Stock Option unless you accept these Terms and Conditions either through electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions on or before the 90th day following the grant date listed in the Award Notice. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 7001 E. Belleview Avenue, HQ 13, Denver, Colorado 80237. In addition, notwithstanding any other provision of the Plan or this Agreement, you must execute and return to the Company or accept electronically (if permitted by the Company) an updated restrictive covenant agreement (and any exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement on or before the 90th day following the grant date will cause this Stock Option to be forfeited and cancelled by the Company without any payment to you.

4.
This Stock Option may not be exercised, in whole or in part, unless the following conditions are met:
(a)
Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will comply with applicable U.S. federal, state, and local laws.
(b)
You pay the exercise price as follows: (i) by giving notice to the Company or its designee of the number of whole shares of Common Stock to be purchased and by making payment therefor in full (or arranging for such payment to the Company's satisfaction) either (A) in cash, (B) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company and to whom you have submitted an irrevocable notice of exercise (i.e., also known as “cashless exercise”) or (C) by a combination of (A) and (B), and (ii) by executing such documents as the Company may reasonably request.
(c)
You must, at all times during the period beginning with the grant date of this Stock Option and ending on the date of such exercise, have been employed by the Company, a Subsidiary or an Affiliate or have been engaged in a period of Related Employment, with certain exceptions noted below. Service on the Board after receipt of a Stock Option shall not be considered a termination of employment.
(d)
You have executed and returned to the Company or accepted electronically a restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. While a court may sever any provision in the restrictive covenant agreement, you agree by executing or electronically accepting the restrictive covenant agreement that you will forfeit this Stock Option, whether vested or not, if you do not abide by the restrictive covenant agreement as written.
5.
Absent a period of Related Employment or service on the Board subsequent to the grant date, if you terminate employment or cease providing services to the Company, a Subsidiary or an Affiliate while holding this Stock Option, your right to exercise the Stock Option and the time during which you may exercise the Stock Option depends on the reason for your termination.
(a)
Disability. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Disability, this Stock Option shall become fully vested and exercisable and may thereafter be exercised by you (or your legal representative or similar person) until the date which is one year after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option.
(b)
Death. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of death, this Stock Option shall become fully vested and exercisable and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of this Stock Option.
(c)
Involuntary Termination by the Company Without Cause or Termination by You For Good Reason. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates (i) involuntarily by the Company and without Cause, or (ii) or by you for Good Reason (each, as defined under the Company’s Severance/Change in Control Policy (Executive Committee Level) (the “Executive Severance Policy”) ), subject to your timely execution of an agreement and release (the “Release”) in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims, this Stock Option shall vest on your termination date, provided that any portion of the Stock Option that is subject to the execution and non-revocation of a Release shall vest upon your termination of employment but shall not be exercisable by you until the Release becomes effective in accordance with its terms. The vested portion of this Stock Option, including any portion that had previously become vested and the portion that vests effective on your termination date may be exercised by you (or your legal representative or similar person) until the end of your severance period under such Executive Severance Policy or, if earlier, the expiration date of the term of this Stock Option. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated for Cause, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date of your termination of employment or service. If the New York Stock Exchange is closed at the time of your termination of employment, this Stock Option shall be forfeited at the time your employment is terminated and shall be canceled by the Company.
(d)
Other Termination. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates for any reason other than Disability, Retirement, death, involuntary termination without Cause, by you for Good Reason, or termination for Cause, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date which is the thirtieth (30th) day following your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option, provided that if the New York Stock Exchange is closed on the thirtieth (30th) day following your termination of employment or service, then your unexpired Stock Option may be exercised until the close of the New York Stock Exchange on the next following day on which the New York Stock Exchange is open, after which time this Stock Option shall be forfeited and canceled by the Company.
(e)
Death Following Termination of Employment or Service. If you die during the applicable Post-Termination Exercise Period, this Stock Option will be exercisable only to the extent that the Stock Option is exercisable on the date of your death and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of your death, or if earlier, the expiration date of the term of this Stock Option.
6.
Subject to any restrictions imposed by local law, so long as you continue to be a member of the Executive Committee of the Company, you may transfer this Stock Option to a Family Member or Family Entity without consideration; provided, however, in the case of a transfer of this Stock Option to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of this Stock Option shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgement by the Committee of its receipt and acceptance of such notice. If this Stock Option is transferred to a Family Member or Family Entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution. The Committee has delegated its responsibilities under this paragraph 6 to the Company’s General Counsel.
7.
The Company shall have the right to require, as of the grant, vesting or exercise of an option and the sale of any shares of stock received upon exercise of an option, that you (or any person acting under paragraph 6 above):
(a)
Pay to the Company or its designee, upon its demand, such amount as may be requested for the purpose of satisfying its obligation or the obligation of any of its Subsidiaries or Affiliates or other person to withhold U.S. federal, state, or local income, employment or other taxes incurred by reason of the shares. You may satisfy your obligation to pay such amounts by authorizing the Company to withhold from your wages or other cash compensation, from proceeds from the sale of shares or from the shares purchased by you pursuant to the exercise shares having a fair market value on the date of exercise equal to the withholding amount. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to allow you to exercise the option.
(b)
Provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant.
(c)
Regardless of any action the Company or my employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), payroll tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items legally due by me is and remains my responsibility and may exceed the amount actually withheld by the Company and/or the Employer. I further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant of the Stock Option, the exercise of the Stock Option, , the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate my liability for the Tax-Related Items.
(d)
Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, I will pay or make adequate arrangements satisfactory to the Company and/or Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (A) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (B) withhold whole shares of Common Stock which would otherwise be delivered to me having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from my wages or other cash compensation which would otherwise be payable to me by the Company or the Employer or from any equivalent cash payment received upon exercise of the Stock Option, equal to the amount necessary to satisfy any such obligation, (C) withhold from proceeds of the sale of shares of Common Stock acquired upon issuance of the Stock Option either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization), or (D) a cash payment to the Company by a broker-dealer acceptable to the Company to whom I have submitted an irrevocable notice of sale.
(e)
Finally, I shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue shares of Common Stock to me if I fail to comply with my obligations in connection with the Tax-Related Items as described herein.
8.
The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of yours under this Agreement without your written consent.
9.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.
10.
The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware. If you have received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
11.
In accepting the grant, you acknowledge that: (i) the Plan is discretionary in nature and it may be modified, suspended or terminated by the Company or the Committee at any time; (ii) the grant of the Stock Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (iii) all decisions with respect to any such future grants will be at the sole discretion of the Committee; (iv) your participation in the Plan shall not create a right to further employment with your Employer and shall not interfere with the ability of your Employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the value of the option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (vii) the Stock Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) the future value of the underlying shares is unknown and cannot be predicted with certainty; (ix) if the underlying shares do not increase in value, the Stock Option will have no value; and (x) no claim or entitlement to compensation or damages arises from termination of the Stock Option or diminution in value of the Stock Option or shares purchased through exercise of the Stock Option and you irrevocably release the Company and your Employer from any such claim that may arise.
12.
You understand that the Employer, the Company and the Company’s Subsidiaries and Affiliates collect, store, use and transfer certain personal data about you as described in this Agreement.

This personal data includes, where permitted by applicable law, your name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”).

You understand that providing the Employer and/or the Company with Data is necessary to effectuate your participation in the Plan and that your refusal to do so may affect your ability to participate in the Plan.

The Data are processed for the purpose of implementing, administering and managing your participation in the Plan. Furthermore, Employer, the Company and the Company’s Subsidiaries and Affiliates also process Data to the extent necessary for their legitimate interests in administering your benefits. The data controller for the processing of Data described in this Agreement is the Employer and the Company.

You understand that Data will be transferred to Merrill Lynch-Bank of America or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Furthermore, Data will be transferred between the Employer, the Company and the Company’s Subsidiaries and Affiliates as necessary for the purposes described in this Agreement. You understand that some of the recipients of the Data are located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

13.
If any provision of this Agreement (including the Appendix) shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.
14.
You acknowledge receipt of a copy of The Western Union Company Clawback and Forfeiture Policy (the “Clawback Policy”). Notwithstanding anything in this Agreement to the contrary, this Stock Option, and any related payments, are subject to the provisions of the Clawback Policy and any modification to such policy or any other clawback policy of the Company adopted to comply with applicable laws, rules, regulations or governmental orders or judgments.
15.
The validity, construction, interpretation, administration and effect of the Plan and this Agreement (including the Appendix) shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the Stock Option or the Agreement (including the Appendix), the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Denver County, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.
16.
The Company may, in its sole discretion, decide to deliver any documents related to the Stock Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
17.
The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are working at the time of grant, exercise or the sale of shares of Common Stock received pursuant to this Award (including any rules or regulations governing securities, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you is and will be solely responsible for and must fulfill.

On Behalf of The Western Union Company

By: _____________________________

Title: < Name, Title, Signature>

I accept the grant of Options under the terms and conditions set forth in this Agreement.

By: _____________________________

<Participant Name>

Date: <Date>